Exhibit 10.20

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”), by and between (i) PONY EXPRESSIONS ENTERPRISES, LTD., an Ohio limited liability company (“Seller”), and (ii) IVP OH PROPERTIES, LLC, a Delaware limited liability company, or its assign(s) (“Buyer”), for the purposes of setting forth the agreement of the parties with respect to the transaction contemplated by this Agreement.

RECITALS

A.          Seller is the owner of that certain real property and improvements thereon located at 893 Lower Bellbrook Road, Xenia, Ohio 45385 (Parcel ID M36000200240000200 and Parcel ID M36000200240000300), which is more particularly described on Exhibit A attached hereto and incorporated herein by reference.

(i)       One of Seller’s members, Bradley D. Luckenbill, DVM (“Dr. Luckenbill”), is the President and sole shareholder of Tenant (defined in Section 4.1.10 below), through which that certain veterinary medical practice is owned and operated (the “Practice”) from the premises located at the Property (defined below).

(ii)       The transaction contemplated by this Agreement is expressly made contingent upon the closing of that certain Asset Purchase Agreement of even date herewith by and between Tenant as “Seller,” and Buyer’s affiliate, IVP OH Holding Company, LLC, a Delaware limited liability company (sometimes herein referred to as “IVP Purchaser”) as the “Purchaser” for the Practice located at the Property (the “Asset Purchase Agreement”). In the event the transaction described by the Asset Purchase Agreement does not close for any reason, the purchase and sale of the Property as contemplated by this Agreement shall not close and this Agreement shall be terminated.

B.          Upon and subject to the terms and conditions set forth in this Agreement, Seller desires to sell and Buyer desires to purchase the following (collectively, the “Property”):

(i)       the fee interest in the real property located at 893 Lower Bellbrook Road, Xenia, Ohio 45385 (Parcel ID M36000200240000200 and Parcel ID M36000200240000300), together with all of Seller’s right, title and interest in and to all rights, privileges and easements appurtenant thereto or used in connection therewith, including, without limitation, any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected thereto or used in connection therewith (collectively, the “Land”);

(ii)       all buildings, improvements, structures and fixtures included or located on or in the Land (collectively, the “Improvements”); and

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(iii)       all intangible property (collectively, the “Intangible Property”) owned by Seller and used exclusively in connection with the Land, or the Improvements (if any), but, in each case, subject to any restrictions on transfer with respect to such Intangible Property, including, without limitation, building-specific trademarks and trade names, transferable licenses, architectural, site, landscaping or other permits, development rights, applications, approvals, permits, authorizations and other entitlements, transferable guarantees and warranties covering the Land and/or Improvements, all contract rights (including, without limitation, rights under any consulting, architectural or engineering contracts and contract rights under the Service Contracts (as defined below), as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance or repair of the Property or the construction or fabrication thereof, and all transferable utility contracts; but excluding, in each case, any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller.

(iv)      Notwithstanding anything to the contrary contained herein, for avoidance of doubt, any assets or other items which are being sold by Tenant to IVP Purchaser pursuant to the Asset Purchase Agreement are expressly excluded from the purchase and sale of the Property as contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.            AGREEMENT TO PURCHASE AND SELL. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to acquire and purchase from Seller, the Property upon the terms and conditions set forth herein.

2.             PURCHASE PRICE; DEPOSIT.

2.1.       Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Five Hundred Thousand and No/100 Dollars ($500,000.00), a portion of which may be used by Seller at Closing (as defined below) to the extent necessary to discharge any liens or encumbrances on the Property required to be discharged pursuant to Section 3.5.

2.2.       Payment of Purchase Price. At Closing, Buyer shall pay the Purchase Price in immediately available funds by wire transfer to an account designated by Seller.

3.            DUE DILIGENCE.

3.1        Property Documents. Within three (3) days after the Effective Date, Seller shall deliver or make available to Buyer, for review and copying by Buyer, the following materials pertinent to the Property, to the extent in Seller's possession or control (collectively, the “Property Documents”): (1) all service or maintenance contracts for the Property (collectively, the “Service Contracts”); (2) any other contracts or warranties relating to the Property; (3) current property tax bills and any notices of assessments, ordinary, special or otherwise, for the Property for the last two years and for any period on or after the Effective Date; (4) all environmental reports or soils reports for the Property; (5) any zoning violation notices, notices of pending rezoning or land use reclassifications for the Property; (6) unrecorded easement agreements impacting the Property; (7) known building code violation notices for the Property; (8) lease agreements signed by any tenants of the Property; (9) existing appraisals of the Property; (10) copies of any title insurance policies and commitments, and any surveys in Seller‘s possession; and (11) any such other financial and operational data as well as other information that Purchaser shall reasonably request. Notwithstanding the foregoing, Seller shall not be obligated to deliver to Buyer (i) any document or item that is subject to attorney-client privilege; or (ii) any document or item that is proprietary to Seller or which Seller is contractually bound to keep confidential.

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3.2       Investigations. At all reasonable times from the Effective Date until the Closing or earlier termination of this Agreement and upon reasonable notice to Seller, Buyer and its agents, employees, representatives, and independent contractors shall be entitled, at Buyer’s sole cost and expense, to (i) enter onto the Property during normal business hours to perform any inspections, investigations, studies and tests of the Property, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental / asbestos tests that Buyer deems reasonable; (ii) cause an environmental assessment of the Property to be performed; (iii) review, examine and copy any Property Documents; and (iv) make such other inquiries of Seller and its agents and employees respecting the Property as Buyer may reasonably require, including but not limited to, researching and satisfying itself with respect to the zoning of the Property and suitability thereof for Buyer’s intended usage.

Notwithstanding the foregoing, Buyer shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies, or communicate with any officials at environmental, zoning, assessment or other government agencies regarding the Property or the Seller by name without the Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall conduct all inspections, investigations, studies and tests pursuant to this Section so as not to unreasonably interfere with or disturb the operations of lawful tenants or occupants of the Property. Buyer shall (at no expense to Seller) have complete copies of any and all reports and tests obtained as a result of the investigations provided for in this Section delivered to Seller within five (5) business days of Buyer’s receipt of the same; provided, however, Buyer shall not be obligated to deliver to Seller (i) any document or item that is subject to attorney-client privilege, (ii) any document or item that is proprietary to Buyer, or (iii) any document or item which Buyer is contractually bound with a third party to keep confidential.

3.3       Due Diligence Contingency Period. Buyer, in Buyer’s sole and absolute discretion, may disapprove of the Property for any reason whatsoever, including, without limitation, the condition of the Property and the feasibility of Buyer’s intended use for the Property, during the period beginning on the Effective Date and ending at 5:00 p.m. EST on September 30, 2022 (such period, the “Contingency Period”). On or before expiration of the Contingency Period, Buyer may deliver written notice to Seller disapproving the Property for any reason whatsoever. Buyer’s failure to deliver such disapproval notice shall be deemed approval of the Property. If Buyer disapproves the Property prior to the expiration of the Contingency Period in accordance with the terms hereof, (i) Buyer shall pay any cancellation or termination charges (together, the “Cancellation Charges”) of the Title Company (as defined below), and (ii) this Agreement shall automatically terminate and be of no further force or effect, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. If Buyer fails to disapprove of the Property prior to the expiration of the Contingency Period in accordance with the terms hereof, this Agreement shall remain in full force and effect and Buyer shall have no further right to terminate this Agreement, in each case, except as expressly provided herein.

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3.4       Indemnity and Repair. Buyer agrees to indemnify and hold harmless Seller and its affiliates, partners, shareholders, members, managers, owners, officers, directors, employees, agents and representatives from any claims, losses, costs, damages, or expenses (including, without limitation, any actual damage to the Property or any injury to persons or property) caused by any act of Buyer or its agents, employees, representatives, or independent contractors in performing any inspections, investigations, studies or tests pursuant to Section 3.2 above, which indemnity shall survive the termination of this Agreement or the Closing (as defined below); provided, however, that Buyer’s indemnity hereunder shall not include any losses, cost, damage or expenses to the extent resulting from the reckless acts, willful misconduct or gross negligence of Seller or its agents or representatives, or the discovery of any pre-existing condition of the Property. In addition, Buyer shall repair any damage to the Property caused by its entry thereon and shall restore the Property substantially to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage caused by the reckless acts or omissions or willful misconduct of Seller or its agents or representatives or to remediate, contain, abate or control any pre-existing condition of the Property that existed prior to Buyer’s entry thereon.

3.5        Title.

3.5.1       Title Documents. Buyer shall obtain a title commitment for the Property issued by Fidelity National Title Insurance Company, c/o Jennifer Gaytan, 6840 Carothers Pkwy, Suite 200, Franklin, Tennessee 37067 (“Title Company”) together with copies of all items shown as exceptions therein (collectively, the “Preliminary Report”). The Title Company shall act as escrow agent (the “Escrow Agent”); in the event that the Title Company is unwilling or unable to serve as the Escrow Agent, another person or entity shall be chosen by Buyer, in its sole and absolute discretion.

3.5.2       Buyer’s Review of Title. Buyer may advise Seller in writing by no later than the expiration of the Contingency Period what exceptions to title, if any, listed in the Preliminary Report are not acceptable to Buyer (collectively, the “Title Objections”). Seller shall have five (5) days after receipt of Buyer’s Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions, which insurance shall be approved by Buyer in its reasonable discretion) or (b) Seller elects not to cause such exceptions to be removed. Seller’s failure to provide notice to Buyer within such five (5) day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the later of close of the Contingency Period or five (5) days after receipt of Seller’s notice (or deemed disapproval) to determine whether (i) to waive such objections and proceed with the purchase and take the Property subject to such exceptions with no reduction of the Purchase Price, and in such event, such objections shall be considered Permitted Exceptions hereunder or (ii) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

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3.5.3       Condition of Title at Closing.

a.       Upon the Closing, Seller shall sell, transfer and convey to Buyer indefeasible fee simple title to the Property, including the Land and the Improvements thereon by a duly executed and acknowledged general warranty deed in a form acceptable to Buyer (the “Deed”), free and clear of all liens and encumbrances other than the Permitted Exceptions (as defined below) and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price. Title to the Property shall be good, marketable, and insurable by the Title Company at its regular rates pursuant to the standard stipulations of an ALTA policy of lender’s and owner’s title insurance. If Seller is unable to convey title at Closing subject only to the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer so as to provide financing of the Purchase Price as otherwise provided for above, Buyer shall have the option of (i) taking such title to the Property as Seller is able to convey, without credit or abatement of the Purchase Price or (ii) terminating Buyer’s obligations under this Agreement, and this Agreement shall be null and void and neither party shall have any further obligations hereunder except those specifically provided herein which are to survive the expiration or earlier termination of this Agreement.

b.       For purposes of this Agreement, “Permitted Exceptions” shall collectively mean any and all of the following: (i) easements, rights of way, covenants, rights, and restrictions of record; (ii) all presently existing and future real estate taxes and assessments (both general and special) and water and sewer charges for the year of Closing, all of which are not yet due and payable, subject to adjustment as herein provided, and for all subsequent years; (iii) any and all presently existing zoning, building, fire, sanitary, environmental, housing, and similar laws, ordinances, codes, restrictions, and regulations, and any approved development plans for the Property; (iv) the standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment issued by Title Company issuing an owner’s and/or a lender’s title insurance policy in connection with Buyer purchasing the Property; and (v) any and all other title exceptions approved of or waived by Buyer pursuant to the terms of this Agreement; provided, however, Permitted Exceptions shall not include any Title Objections that have been timely identified by Buyer as objectionable in its sole discretion and that the Seller is unable or unwilling to remove at or before Closing, unless Buyer elects to proceed with the purchase hereunder in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, Seller shall be obligated to remove all title exceptions created by Seller on or after the date of this Agreement and that were created without the prior written consent of Buyer, any mechanic’s liens or materialman’s liens (unless arising in connection with Buyer’s activities on the Property) and all liens and encumbrances affecting the Property that secure an obligation to pay money (other than installments of real estate taxes and assessment not delinquent as of the Closing Date).

4.            SELLER REPRESENTATIONS AND WARRANTIES.

4.1       Representations and Warranties. As an essential inducement to Buyer entering into this Agreement, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date:

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4.1.1       No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of or violation of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, contract, or other document, agreement or instrument to which Seller is a party or by which Seller is bound or which the Property or any portion thereof is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Seller or any portion of the Property or any of Seller’s organizational documents, articles of organization, or operating agreement.

4.1.2       Due Organization; Standing Power; Consents. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to carry on its business as it is now being conducted and to own and operate its assets, including the Property. All requisite action has been taken by Seller in connection with entering into this Agreement and will be taken prior to the Closing in connection with the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, member, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith that has not been obtained.

4.1.3       Seller’s Authority; Validity of Agreements. Seller has the requisite company power and authority to enter into and to carry out its obligations hereunder and under the Transaction Documents and to sell the Property. The execution, delivery, and performance by Seller of this Agreement and each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company actions. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller has the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

4.1.4       Property.

a.       Seller is the record and beneficial owner of, and at the time of Closing will have, subject to the provisions of Section 3.5.3, good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, and restrictions, including, without limitation, physical encroachments, or any covenant, condition, restrictions, rights-of-way, easements, or other matters adversely affecting the Property, other than the Permitted Exceptions. Any and all liens and encumbrances on and secured by the Property are set forth and listed on Exhibit B attached hereto and incorporated herein by reference, all of which will be paid off and fully released on or through the Closing.

b.       Other than those matters which are apparent from an examination of public records, to Seller’s actual knowledge, there are no discrepancies, boundary line conflicts, encroachments, or other facts or circumstances encumbering, impacting or affecting the Property. Other than those matters which are disclosed or evidenced by a document of public record, there are no rights, interests or claims of any third persons (including any prescription easement rights or adverse possession rights) encumbering, impacting or affecting the Property.

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c.       Except for the representations and warranties of Seller set forth in this Agreement and in the documents executed in connection with the Closing, and the warranties of title in the documents executed in connection with the Closing, the Property will be conveyed at Closing in its present condition, “AS IS, WHERE IS and WITH ALL FAULTS.”.

d.       The parties agree and acknowledge that Buyer has been advised that there is a septic system on the Property that contains three (3) connected septic tanks connected to a Wisconsin Mound Leach Bed System which is required by Ohio commercial properties and listed in the property disclosure document.

4.1.5       Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an in voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.1.6       Property Documents; Conduct of Business.

a.       Seller has made available or will make available to Buyer during the time periods herein provided, all Property Documents, and any copies that are furnished to Buyer by Seller have been delivered to Buyer without intentional alteration or omission. At the Closing, the originals of the Property Documents will be delivered to Buyer, to the extent in Seller’s possession or control.

b.       Seller is not liable or indebted under any United States Small Business Administration Paycheck Protection Program loans or liabilities.

c.       Since January 1, 2021, Seller has conducted and operated the Property only in the ordinary course of business consistent with past custom and practice and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no adverse change in the assets, condition (financial or otherwise), business activities, business of Seller or in the Property.

4.1.7       Legal Compliance. Seller has received no notices from any governmental authority of any zoning, safety, building, fire, environmental, health code or any other violations whatsoever with respect to the Property other than as disclosed in the Property Documents or which have been cured by any of the Seller. Seller is not or has never been in violation of any law, regulation, statute, ordinance, order, writ, injunction, or requirement applicable to it or the Property or the conduct, ownership, use, occupancy, or operation of the Property, including, without limitation, any zoning, safety, building, fire, environmental, and health Laws and regulations.

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4.1.8       Permits and Licenses. Seller has all permits, licenses, governmental authorizes or approvals, and occupancy certificates necessary for the operation and occupancy of the Property. Seller has received no notices from any governmental authority of any violations with respect to any permits, licenses, approvals, authorizations, or occupancy certificates necessary for the operation and occupancy of the Property other than as disclosed in the Property Documents or which have been cured by Seller.

4.1.9       Litigation and Claims.

a.       There is no written or, to Seller’s knowledge, unwritten, claim or demand, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, filed complaint, citation, criminal prosecution, demand letter, governmental investigation, hearing, or administrative proceeding, by any Person alleging potential liability relating to or affecting the Seller or the Property instituted, pending or, to Seller’s knowledge, threatened against or relating to the Seller or the Property.

b.       All bills for services, labor and material provided at the Property will have been paid prior to the Closing, and at Closing there will be no liens or lienable claims arising from labor performed or materials supplied, or both, affecting the Property. If subsequent to Closing, any mechanic’s, materialman’s or other lien or charge will be filed against the Property or against Buyer, based upon any act or omission of Seller, its agents, servants or employees or any contractor or subcontractor engaged by Seller, within thirty (30) days after written notice to Seller of the filing thereof, Seller will take action, by bonding, deposit, payment or otherwise, as will remove and discharge such lien of record as against the Property.

c.       There are no options to purchase, rights of first refusal, conditional sales agreements or similar rights or interests, whether oral or written, which affect any portion of or all the Property, except the Asset Purchase Agreement. Other than Seller, Tenant (as defined below), and any other person or entity identified in Section 4.1.10 below, there is no other person or entity with any right, title or interest in and to the Property.

4.1.10       Tenant Leases. Seller has not entered into or assumed any lease relating to the Property that is currently in effect, except for that certain lease of the Property (the “Lease”) with The Pony Express Veterinary Hospital, Inc., an Ohio professional corporation (the “Tenant”).

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4.1.11       Hazardous Materials. The Property does not contain any Hazardous Materials, including, but not limited to, any chemicals or materials regulated as hazardous or toxic under any federal, state or local law, except for what is commonly incorporated into or used and stored at the Property for normal uses in a typical veterinary practice (the “Excluded Materials”), and except as set forth in the Property Documents. Seller agrees to provide Buyer promptly in writing any information, which Seller has or may acquire regarding the presence and location of any Hazardous Materials (as defined below), not including the Excluded Materials on or about the Property. Seller is in compliance with all Environmental Laws (as defined below) and Seller possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby. Seller is and has been in compliance with all Environmental Laws and there has been no release or disposal of a Hazardous Material in violation of an Environmental Law in any material respect at, on, under, within or migrating to or from any property currently or formerly owned, leased or operated by Seller. Seller has not been subject to, nor received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Material in, under or upon any real property owned or used by the Seller, and, to Seller’s knowledge, there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) against Seller from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment. For purposes of this Agreement, “Hazardous Materials” means (A) any petroleum or petroleum products, flammable explosives, radon, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law. For purposes of this Agreement, “Environmental Law” means any law or order of any governmental or regulatory authority, agency, entity, or body relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

4.1.12       Operating and Financial Statements. All operating and financial statements for the Property furnished to Buyer in connection with this Agreement (i) are true and correct in all material respects; and (ii) have been prepared in conformity with sound accounting practices consistently applied.

4.1.13       Service Contracts. There are no maintenance, operating or other agreements affecting the Property other than the Service Contracts listed on Exhibit C. Other than any Service Contracts to be assumed by Buyer pursuant to this Agreement, this Agreement, and any agreements disclosed on the Title Report, Seller has not entered into any Service Contract or any other contract, agreement, understanding or commitment that will be binding on Buyer or the Property after the Closing Date.

4.1.14       Non-Foreign Status. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445.

4.1.15       Disclosure. No representation or warranty made by Seller in this Section 4.1 contains any statement or information which Seller has knowledge is false or inaccurate in any material respect.

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4.1.16       Taxes.

a.       To Seller’s knowledge, (i) all tax returns of Seller that were required to be filed with any governmental authority have been filed and are true, correct and complete in all material respects; (ii) all taxes of Seller that are due and payable have been paid in full; (iii) Seller has withheld all taxes required to have been withheld and collected by law and has paid over such taxes to the appropriate governmental authorities; (iv) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; and (iv) there is no audit, action, suit or proceeding now pending with respect to any tax owed, or alleged by a governmental authority to be owed, by the Seller.

b.       There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any type of tax or deficiency against Seller or the Property, nor are there any legal proceedings or claims for additional taxes and assessments asserted by any taxing authority. There are no special assessments or deferred assessments.

c.       Seller has not participated in the Internal Revenue Service’s 2020 payroll tax deferral program, as set forth and outlined in Internal Revenue Service Notice 2020-65 and as set forth and outlined in that certain Executive Order issued by the President of the United States entitled Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, and has not deferred any withholding and payment of any employee’s portion of withholding taxes (including social security taxes).

4.1.17       OFAC Certification. Seller is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States (the “OFAC List”) nor is Seller subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

4.2       Survival and Restatement. All of the representations and warranties of Seller set forth in Section 4.1 (collectively, “Seller’s Warranties”) shall be deemed re-made by Seller as of the Closing Date with the same force and effect as if in fact made at that time. All of Seller’s Warranties, in the form deemed re-made by Seller and accepted by Buyer as of the Closing Date, shall survive the Closing and the delivery of the Deed and other Closing instruments and documents for a period of two (2) years. The representations and warranties set forth in Section 4.1 shall not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

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4.3       Knowledge. For purposes of this Agreement, an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) based on other facts and matters of which such individual is actually aware, such individual should reasonably be aware of a particular fact or matter. An entity shall be deemed to have “knowledge” of a particular fact or other matter if any individual who is, at any time between the Effective Date up to and through Closing, a member, manager, executive officer, or director of such entity (or in any similar capacity) has, at any time between the Effective Date up to Closing, knowledge of such fact or other matter (as “knowledge” is defined in the first sentence of this Section 4.3.

5.            BUYER’S REPRESENTATIONS AND WARRANTIES. As an essential inducement to Seller entering into this Agreement, Buyer represents and to and agrees with Seller that, as of the date hereof, and as of the Closing Date:

5.1       No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document or instrument to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer or any portion of the Property.

5.2       Due Organization; Consents. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now conducted and to own, lease and operate its assets. All requisite corporate action has been taken by Buyer in connection with entering into this Agreement, and will be taken prior to the Closing in connection with the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith that has not been obtained.

5.3       Buyer’s Authority; Validity of Agreements. Buyer has or will have prior to the Closing full right, power and authority to purchase the Property from Seller as provided in this Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement and all other documents and instruments to be executed and delivered by Buyer in connection with this Agreement shall be duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer.

5.4       Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing it inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

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5.5       Condition of Property. Except for the express representations and warranties of Seller set forth in this Agreement and in the documents executed in connection with the Closing, and the warranties of title in the documents executed in connection with the Closing, the Property is being sold “AS IS, WHERE IS and WITH ALL FAULTS.”_Buyer shall have the Contingency Period to complete its due diligence activities, inspections, and investigations relative to the condition of the Property. Buyer acknowledges that, except for the express representations and warranties of Seller set forth in this Agreement and in the documents executed in connection with the Closing, Seller makes no representations as to whether the Property is suitable for Purchaser’s intended use and have made and do not make any warranty (express or implied) or representation regarding the physical condition of the Property (including, but not limited to, physical condition, structure, systems and/or components) or the existence or non-existence of any defects relating to the condition of the Property. This provision shall survive the Closing.

5.6       Survival and Restatement. All of the representations and warranties of Buyer set forth in this Article 5 (collectively, “Buyers’ Warranties”) shall be deemed re-made by Buyer as of the Closing Date with the same force and effect as if in fact made at that time. All of Buyers’ Warranties, in the form deemed re-made by Buyer and accepted by Seller as of the Closing Date, shall survive the Closing and the delivery of the Closing instruments and documents for a period of two (2) years. The representations and warranties set forth in Article 5 shall not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

6.           COVENANTS OF SELLER. In addition to the covenants and agreements of Seller set forth elsewhere in this Agreement, Seller covenants and agrees that between the date hereof and the Closing Date:

6.1       Notice of Change in Circumstances. Seller shall promptly notify Buyer of any change in the physical condition of any portion of the Property of which Seller acquires knowledge after the Effective Date or of any other event or circumstance of which Seller acquires knowledge after the Effective Date that makes any of the Seller’s warranties or representations materially untrue or misleading, it being expressly understood that Seller’s obligation to provide information to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of the Seller’s warranties or representations or of any of Seller’s covenants or agreements under this Agreement.

6.2       Insurance. Seller shall maintain its present policies of insurance in effect until the Closing Date.

6.3       Maintenance of Property. Subject to Sections 6.4 and 6.5. Seller shall operate and maintain the Property and each and every system and component thereof in substantially the same manner that it operated and maintained the Property during the twelve (12) months immediately prior to the Effective Date; provided, however, Seller shall at all times operate and maintain the Property in compliance with all applicable laws and in a good and professional manner.

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6.4       Service Contracts. Seller shall not enter into, extend, renew or replace any existing Service Contracts without Buyer’s prior written consent (which consent shall not be unreasonably withheld), unless the same shall be cancelable, without penalty or premium, upon not more than thirty (30) days’ notice from the owner of the Property and Seller shall immediately notify Buyer of any such new, extended, renewed or replaced Service Contracts. Buyer shall notify Seller on or before the date and time of the expiration of the Contingency Period which, if any, of the Service Contracts Buyer does not wish to assume. Seller shall, at Seller’s sole cost and expense, terminate all such Service Contracts which Buyer does not wish to assume, which termination shall be effective on or before the Closing Date.

6.5       Tenant Leases. Seller shall not enter into any new or amended leases (including the Lease) for the Property without Buyer’s prior written consent.

6.6       Litigation. In the event Seller acquires Knowledge of any proceeding of the character described in Section 4.1.9 that has not been previously disclosed to Buyer prior to the Closing, Seller shall promptly advise Buyer in writing.

6.7       Exclusive Negotiations. As of the Effective Date, Seller shall (i) remove the Property from the market (if it is or has been on the market), and (ii) cease and refrain from any and all negotiations with any other prospective buyers so long as this Agreement is in full force and effect.

7.            CONDITIONS PRECEDENT TO CLOSING.

7.1         Buyer’s Conditions. The obligation of Buyer to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at or simultaneous closings to occur with Closing) (“Buyer’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer; provided, however, that any such extension shall not affect Buyer’s ability to pursue any remedy Buyer may have with respect to any breach hereunder by Seller:

7.1.1       Seller’s Warranties; Seller’s Covenants. All of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except for representations and warranties which speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date). Seller shall have performed all of its agreements, covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

7.1.2       Seller’s Deliveries. Seller shall have delivered all items to be delivered by Seller pursuant to Sections 9.1 and 93 on or prior to the Closing Date.

7.1.3       Condition of Property. Subject to the provisions of Section 11.1 and Section 11.3 below, the condition of the Property and the components and systems therein shall be substantially the same on the Closing Date as on the Effective Date, except for reasonable wear and tear and any damages due to any act of Buyer or Buyer’s representatives.

7.1.4       Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to any portion of the Property.

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7.1.5       Legal Proceedings. No person or entity of competent jurisdiction will have sought, enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal (or seeks to prohibit, restrict or make illegal) consummation of the transactions contemplated by this Agreement.

7.1.6       Financing. Buyer shall have obtained financing for the acquisition of the Property provided for herein and for the funding of the Purchase Price to be paid in connection therewith from such party (the “Lender”), in such amounts, and upon such terms as Buyer may approve in its sole discretion.

7.1.7       Appraisal. The Property shall be appraised for an amount equal to or greater than the Purchase Price by an independent appraiser chosen by Lender in Lender’s sole and absolute discretion.

7.1.8       Title; Title Insurance. At Closing, the Property shall be transferred to Buyer in and through the Deed, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price, and title to the Property shall be good, marketable, and insurable by the Title Company at its regular rates pursuant to the standard stipulations. Title Company shall have issued to Buyer a pro forma fee owner’s title policy or unconditional commitment and shall have issued to Lender a pro forma fee lender’s title policy or unconditional commitment, all meeting the requirements of Section 3 hereof in the amount of the Purchase Price (or the equivalent thereof), and the Title Company, subject to payment of all applicable fees, costs, and premiums, shall be ready, willing and irrevocably committed to issue an owner’s title policy to Buyer and an lender’s or loan title policy to Lender at Closing meeting the requirements of Section 3 hereof in the amount of the Purchase Price, together with any endorsements and affirmative coverages requested by Buyer (as to the owner’s title policy) and Lender (as to the lender / loan title policy).

7.1.9       Survey. Buyer shall have obtained a current ALTA survey of the Property, at Buyer’s expense, which (i) shows the boundaries thereof, (ii) certifies the exact acreage of the Property, (iii) shows the location of all recorded and visible easements which pertain to the Property and any and all improvements thereon, (iv) meets the Title Company’s requirements necessary to delete the standard survey exception from an owner’s policy of title insurance; (v) does not show any easements or other matters adversely affecting Buyer’s proposed used and development of the Property; and (vi) is otherwise acceptable to Buyer in the sole opinion of Buyer. If the foregoing survey (i) shows the Property to be smaller than described, (ii) shows any encroachments affecting the Property, (iii) shows any easements or other matters which would adversely affect Buyer’s development and use of the Property, (iv) is not acceptable to Title Company or Buyer, in any manner, or (v) does not otherwise comply with any other requirement set forth in this Section (including, without limitation, Buyer’s acceptance of the survey), the Buyer, in its sole discretion, shall have the option to terminate this Agreement.

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7.1.10       Companion Transaction. The transactions contemplated by that certain Asset Purchase Agreement of even date herewith and entered into by and between, among thers, Tenant, as seller, and IVP OH Holding Company, LLC, as purchaser, shall have been closed pursuant to and in compliance with the terms thereof.

7.1.11    Zoning. Buyer shall have determined to its satisfaction and in its sole discretion that (i) a veterinary clinic and/or hospital is permitted to operate at the Property, (ii) all necessary planning and zoning designations, approvals, conditions, and permits have been obtained for the Property to allow Purchaser and/or any tenant of Purchaser to use the Property for operation of a veterinary clinic and/or hospital (including the Veterinary Business Facility License required by Section 4741.28 of the Ohio Revised Code and a conditional use permit issued by Xenia Township), and (iii) the planning and zoning designations, approvals, conditions, and permits for the Property are acceptable to Purchaser, as determined in its sole discretion (including a conditional use permit issued by Xenia Township).

7.2        Failure of Buyer’s Conditions. If any of Buyer’s Conditions have not been fulfilled within the applicable time periods, Buyer may either waive such condition and proceed to the Closing pursuant to this Agreement, or terminate this Agreement, in which event (i) the parties shall equally share the Cancellation Charges, and (ii) neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. Notwithstanding the foregoing, if any Buyer’s Condition is not satisfied due to a default on the part of Seller, then Buyer shall have the rights and remedies set forth in Section 12.1.

7.3       Seller’s Conditions. The obligation of Seller to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent with respect to deliveries to be made by the parties at Closing) (“Seller’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

7.3.1.     Buyer’s Warranties. All of the representations and warranties of Buyer set forth in Section 5 hereof shall be true and correct in all material respects as of the Closing Date (except for representations and warranties which speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

7.3.2       Buyer’s Due Performance. Buyer shall have delivered all items and funds to be delivered by Buyer pursuant to Section 9.2, on or prior to the Closing Date.

7.3.3       Legal Proceedings. No person or entity of competent jurisdiction will have sought, enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal (or seeks to prohibit, restrict or make illegal) consummation of the transactions contemplated by this Agreement.

7.4       Failure of Seller’s Conditions. If any of Seller’s Conditions have not been fulfilled within the applicable time periods, Seller may terminate this Agreement by delivery of written notice thereof to Buyer. Upon such termination, (i) the parties shall equally share the Cancellation Charges, and (ii) neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof that expressly survives the termination f this Agreement. Notwithstanding the foregoing, if any Seller’s Condition is not satisfied due to a default by Buyer, Seller shall have the rights and remedies set forth in Section 12.2.

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8.       CLOSING.

8.1       Closing Date. Subject to the provisions of this Agreement, the Closing shall be held at a mutually agreed upon location at a mutually agreeable time consistent with the terms hereof, but in any event no later than October 21, 2022 (the “Closing Date”). As used herein, the “Closing” shall mean the delivery of the Deed and other closing documents into escrow with the Escrow Agent and the payment of the Purchase Price to Seller.

8.2       Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:

8.2.1       At Closing, Seller shall be responsible for payment of the following items: (i) Seller’s attorneys’ fees, (ii) the brokerage commission as provided in Section 13, (iii) all transfer taxes, if any, due as a result of the sale and transfer of the Property, (iv) the pay-off amounts, pre-payment penalties, recording fees, and other costs of removing and releasing all monetary liens and other title exceptions that are not Permitted Exceptions, (v) one-half (1/2) of any escrow or closing fee charged by the Escrow Agent, (vi) cost of cancelling or terminating any Service Contracts, (vii) cost of any fee for recording the Deed in the land records, and (viii) all other fees and costs that are customarily paid by a seller in a commercial real estate transaction in the locality where the Property is located and that are not expressly allocated hereunder.

8.2.2       At Closing, Buyer shall be responsible for payment of the following items: (i) the cost of the due diligence inspections, tests, and studies that Buyer conducts, (ii) Buyer’s attorneys’ fees, (iii) the cost of, any title search of the Title Company, the preparation of the title insurance commitment and the premium on any owner’s or lender’s policy of title insurance / coverage and any endorsements to said policy, (iv) one half (1/2) of any escrow or closing fee charged by the Escrow Agent, (v) cost of preparing the Deed, and (vi) all other fees and costs that are customarily paid by a buyer in a commercial real estate transaction in the locality where the Property is located and that are not expressly allocated hereunder.

8.2.3       In the event this Agreement is terminated prior to Closing, Buyer and Seller shall still be responsible for any of the foregoing that are still owed despite the transaction not Closing. The obligations of this Section 8.2 shall survive the termination of this Agreement or the Closing.

9.           CLOSING DELIVERIES.

9.1        Deliveries by Seller to Escrow. As of or prior to the Closing Date, Seller shall deliver or cause to be delivered to the Escrow Agent the following documents and instruments, each effective as of the Closing Date and executed by Seller, in addition to the other items and payments required by this Agreement to be delivered by Seller:

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9.1.1       Deed. The original executed and acknowledged general warranty Deed conveying the Property to Buyer or its assignee or nominee, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price;

9.1.2       Non-Foreign Affidavit. An original Non-Foreign Affidavit in a form acceptable to Buyer and Title Company, executed by Seller;

9.1.3       Assignment. An Assignment in a form acceptable to Buyer, executed by Seller, for any Service Contracts or other agreements being assigned by Seller to Buyer pursuant to the terms of this Agreement (the “Assignment”);

9.1.4       Closing Statement. A closing statement in a form mutually agreed to by the parties (the “Closing Statement”);

9.1.5       Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Buyer and/or Title Company;

9.1.6       Title Affidavit. Any title affidavits, certificates, or such other documents required by Title Company for the purposes of Buyer or Lender obtaining title insurance/coverage;

9.1.7       Lease Termination. A termination signed by Seller and Tenant terminating the Lease as of the Closing Date and, to the extent requested by Buyer in Buyer’s sole discretion, an assignment of the Lease;

9.1.8       1099. An executed 1099-S; and

9.1.9       Other. Any additional documents that Buyer or Escrow Agent may easonably equire or the roper consummation of the transaction contemplated by this greement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

9.2         Deliveries by Buyer. As of or prior to the Closing Date, Buyer shall deliver or cause to be delivered into Escrow the following:

9.2.1       Purchase Price, Prorations, Closing Costs and Deed. The Purchase Price and Buyer’s share of prorations and Closing Costs and the Deed (to the extent the Deed has to be signed by Buyer);

9.2.2       Assignment. The Assignment;

9.2.3       Closing Statement. The Closing Statement;

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9.2.4       Other. Any additional documents that Seller or Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

9.3       Deliveries Outside of Escrow. Seller shall deliver possession of the Property to Buyer upon the Closing. Further, Seller hereby covenants and agrees to deliver or cause to be delivered to Buyer, on or promptly after the Closing, the following items, in each case, to the extent in Seller’s possession or control and to the extent not previously delivered to or copied by Buyer:

9.3.1       Books and Records. All records relating to the Property, including without limitation, lease files, maintenance records and warranties, plans and specifications, licenses, permits and certificates of occupancy, copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers;

9.3.2       Keys. All keys to locks, combinations, and security codes for the Property and all components thereof; and

9.3.3       Other. Such other documents and instruments as may be reasonably required by Buyer or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

9.4       Closing Procedure. When the Title Company has timely received all documents and funds identified in Sections 9.1 and 9.2, and has received written notification from Buyer and Seller that all conditions to Closing have been satisfied or waived, then, and only then, the Title Company shall:

9.4.1       Record the Deed in the Official Records of the County in which the Property is located;

9.4.2       Issue an Owner’s Policy of title insurance to Buyer and deliver such policies of title insurance requested by the Lender providing financing at Buyer’s request to facilitate the transactions contemplated by this Agreement;

9.4.3       Deliver to Buyer (i) a conformed copy showing all recording information of the Deed, (ii) a fully executed copy of the Assignment, Non-Foreign Affidavit, and any and all other documents executed in connection with the Closing, and (iii) Buyer’s Closing Statement; and

9.4.4       Deliver to Seller (i) the Purchase Price, (ii) a fully executed original Assignment and any and all other documents executed in connection with the Closing; and (iii) Seller’s Closing Statement.

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9.5           Escrow Provisions.

9.5.1       The Escrow Agent may act in reliance upon any writing, instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statements or assertions contained therein; and may assume the authorization of any person signing such writing. The Escrow Agent shall not be liable for any loss or damage resulting from:

a.       The default, error, action or omission of any party to this

Agreement.

b.       Penalties, loss of principal or interest or any delays in the withdrawal of funds, which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to the instructions of any party hereto.

c.       Loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of the financial institution.

d.       Any levies by taxing authorities based on the taxpayer identification number used to establish this interest bearing account.

e.       Any loss arising from the fact any amounts deposited ereunder exceeds the amount not nsured by the Federal Deposit Insurance Corporation.

f.       The Escrow Agent’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court whether issued with or without jurisdiction and whether or not consequently vacated, modified, set aside or reversed.

g.       Any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

9.5.2       The Escrow Agent may resign at any time. At the time of the resignation, the parties must appoint a successor escrow agent within 30 days. If none is appointed, the Company may petition a court of competent jurisdiction to appoint a successor escrow agent. In the event of a disagreement about the interpretation of this Escrow Agreement, the Company, may, in its sole discretion, file an action in interpleader or other court action to resolve the disagreement. All parties agree to (a) indemnify the Company for any and all attorneys’ fees and costs expended and (b) permit the Company to deduct from the Deposit any court costs and attorneys’ fees reasonably incurred by the Company.

10.         PRORATIONS. The following shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date: (i) real property taxes and assessment, (ii) management, service, operating and maintenance expenses relating to Service Contracts to be assigned to Buyer (to the extent paid by Seller and not Tenant); (iii) water, gas, electricity, sewer and other utility charges (to the extent paid by Seller and not Tenant), and (iv) annual permits and/or inspection fees. Buyer shall take all reasonable steps and actions necessary to cause all utilities to be transferred into Buyer’s name and account at the time of the Closing Date. Buyer shall obtain its own insurance with respect to the Property and shall not be responsible for any insurance premiums in connection with Seller’s insurance. If any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such ubsequent proration or credit shall promptly pay such sum to the other party. The provisions of this Section 10 shall survive the Closing.

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11.          RISK OF LOSS.

11.1       Possession; Risk of Loss. Upon the Closing, Seller shall deliver to Buyer possession of the Property, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price. Risk of loss for the Property shall remain with Seller prior to Closing.

11.2       Condemnation. In the event that prior to the Closing Date, the Property, or any part thereof, is subject to a taking by the public authority, then Buyer shall have the right, exercisable by giving notice to Seller within ten (10) days after receiving written notice of such taking either (a) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement, and the parties shall equally share the Cancellation Charges, or (b) to accept the Property in its then condition and proceed to close this transaction without modification of the terms of this Agreement and without any reduction in the Purchase Price (unless otherwise agreed in writing by Seller and Buyer), and to receive an assignment of all of Seller’s rights to any condemnation awards payable by reason of such taking. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such awards without Buyer’s prior written consent, which consent shall not unreasonably be withheld. Seller agrees to give Buyer prompt notice of any taking (or proposed taking) of the Property promptly after Seller receives notice of the same.

11.3       Casualty. If, prior to the Closing Date, any portion of the Property is damaged or destroyed, Seller shall immediately notify Buyer of such fact, but in no event later than one (1) day after any portion of the Property is damaged or destroyed. If the cost to repair such damage or destruction is reasonably estimated to be more than Twenty Thousand and No/100 Dollars ($20,000), Buyer shall have the option to terminate this Agreement by delivering written notice to Seller not later than ten (10) days after Buyer’s receipt of Seller’s notice regarding such damage or destruction. Upon such termination, the parties shall equally share the Cancellation Charges and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. If Buyer does not elect to terminate this Agreement within the time period set forth above, (i) the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price (unless otherwise agreed in writing by Seller and Buyer), (ii) Seller shall assign to Buyer, and Buyer shall be entitled to receive and keep, all insurance proceeds payable in connection with the casualty (other than any rent loss or business interruption insurance proceeds attributable to periods prior to the Closing Date), and (iii) Buyer shall receive a credit against the Purchase Price equal to the amount of any applicable insurance deductible. If Buyer does not elect to terminate this Agreement pursuant to this Section 11.3, Buyer shall have the right to participate in any adjustment of the insurance claim and Seller shall not compromise, settle or adjust any such claim without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion).

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12.       DEFAULT.

12.1       Seller Default. If Seller refuses or fails to perform as required by this Agreement or defaults under this Agreement, Buyer may elect by written notice to Seller, any of the following: (a) to terminate this Agreement, in which event (i) Seller shall pay the Cancellation Charges, and (ii) this Agreement shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement; or (b) seek specific performance of this Agreement and/or pursue any other remedies or damages available at law or equity.

12.2       Buyer Default. In the event of any default by Buyer hereunder, Buyer shall pay Ten Thousand and No/100 Dollars ($10,000.00) to Seller as liquidated damages (said damages being Seller’s sole and exclusive remedy) and Buyer shall have no further liability. The foregoing amount is presumed to be a reasonable estimate of the amount of actual damages sustained by Seller because of Buyer’s breach of its obligation to purchase the Property. Nothing contained herein will limit Buyer’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any obligation hereunder, including without limitation those that expressly survives the termination of this Agreement.

12.3       Special Damages. Neither party shall be liable to the other party for any special, indirect, consequential or incidental damages, punitive or exemplary damages, including, but not limited to, lost profits, however caused, except for damages associated with express indemnification provisions set forth in this Agreement.

12.4       Survival. The terms of this Section 12 shall survive the Closing and/or termination of this Agreement.

13.         BROKERS. Seller and Buyer each hereby represent, warrant, and covenant to the other parties hereto that it has not dealt with any third party in a manner that would obligate either Buyer or Seller to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby, except for PS Broker, Inc. and First Capital Realty. Any and all such amounts, including, without limitation, any fees or commissions, due and owing to the foregoing brokers shall be paid by Seller. Each of Seller and Buyer hereby indemnifies and agrees to protect, defend and hold the other party harmless from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees, charges and disbursements) incurred by such party by reason of any breach or inaccuracy of the representation, warranty and agreement of Seller or Buyer, as applicable, contained in this Section 13. The provisions of this Section 13 shall survive the Closing or earlier termination of this Agreement.

14.          POST-CLOSING INDEMNIFICATION.

14.1      Buyer Indemnification. From and after the Closing, Seller hereby agrees to indemnify and defend and hold harmless Buyer and its affiliates and their respective directors, officers, employees, managers, members, agents and representatives (collectively, the “Buyer Indemnified Persons”) against and in respect of any and all suits, claims, losses, damages (other than indirect or consequential damages), liabilities, costs and expenses (including reasonable ttorneys’ fees) incurred, suffered, sustained or required to be paid by a Buyer Indemnified Person resulting or arising from or incurred in connection with (i) any misrepresentation, breach of warranty, breach of representation, or breach, non-fulfillment or non-performance of any agreement, covenant, or condition on the part of Seller as set forth in this Agreement or any breach of this Agreement on the part of Seller, or (ii) the ownership, maintenance, operation, or physical condition of the Property arising or accruing from events occurring on or prior to the Closing. This indemnity obligation on the part of the Seller shall survive the Closing and/or termination of this Agreement, but shall be subject in all respects to the limitations set forth in Sections 4.2.

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14.2      Seller Indemnification. From and after the Closing, Buyer hereby agrees to indemnify and defend and hold harmless Seller and Seller’s affiliates, and their respective directors, officers, employees, managers, members, agents and representatives (collectively, the “Seller Indemnified Persons”) against and in respect of any and all suits, claims, losses, damages (other than indirect or consequential damages), liabilities, costs and expenses (including reasonable attorneys' fees) incurred, suffered, sustained or required to be paid by a Seller Indemnified Person resulting or arising from or incurred in connection with (i) any misrepresentation, breach of warranty, breach of representation, or breach, non-fulfillment or non- performance of any agreement, covenant, or condition on the part of Buyer as set forth in this Agreement or any breach of this Agreement on the part of Buyer, or (ii) the ownership or operation of the Property arising or accruing from events occurring after the Closing. This indemnity obligation on the part of the Buyer shall survive the Closing and/or the termination of this Agreement, but shall be subject in all respects to the limitations set forth in Sections 5.6.

15.         MISCELLANEOUS PROVISIONS.

15.1       Governing Law: Jurisdiction; Venue; Attorneys’ Fees; Jury Waiver. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of laws or choice of law. The parties agree that any litigation commenced by any party hereunder on any basis shall be brought in the United States District Court for the Southern District of Ohio, Dayton Division and the parties expressly waive any right to contest such venue or assert improper venue, forum non conveniens or similar doctrines. The parties hereby consent to the jurisdiction of such courts. If a dispute arises regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and expenses (including attorneys’ fees) in connection with such interpretation or enforcement. The parties hereby waive any right to a trial by jury respecting any action arising out of this Agreement or the transactions contemplated hereby.

15.2       Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

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15.3       Modifications; Waiver. No amendments, supplements, modifications, waivers or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.4       Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by reputable overnight delivery service or by email transmission to each of the parties at the following addresses:

To Buyer:	IVP OH Properties, LLC
2324 Valle Rio Way
Virginia Beach, Virginia 23456
Attn: Kimball Carr
Email: kcarr@inspirevet.com

With a copy to:	Rose Grasch Camenisch Mains PLLC
326 South Broadway
Lexington, Kentucky 40508
Attn: H. Derek Hall, Esq.
Email: derek.hall@rgcmlaw.com

To Seller:	Pony Expressions Enterprises, Ltd.
893 Lower Bellbrook Road
Xenia, Ohio 45385
Attn: Bradley D. Luckenbill, DVM
Email: bdluckenbill@gmail.com

With a copy to:	The Law Offices of Cecilia Chen, APC
11622 El Camino Real, Suite 100
San Diego, California 92130
Attn: Cecilia Chen, Esq.
Email: cchen@practiceatty.com

or to such other address or such other person as the addressee party shall have last designated by written notice to the other party. A copy of any Notice sent by email also must be personally delivered or sent by reputable overnight courier service (in accordance with this Section) within 48 hours of the transmission of such Notice by email, provided that failure to do so will not invalidate any Notice actually received by the party to whom the email was addressed. Notices given by email transmission shall be deemed to be delivered as of the date and time when such email is sent; and all other Notices shall have been deemed to have been delivered on the date of delivery or refusal. All copies of Notices (i.e., those provided to any person or entity other than Seller, Buyer, or Escrow Agent) shall be given as a courtesy only, and the failure or inability to deliver any courtesy copy of any Notice will not invalidate the Notice given to Seller, Buyer, or Escrow Agent.

23

15.5       Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

15.6       Successors and Assigns; Third Parties. Seller shall not assign or transfer this Agreement or any interest herein or in the Property to any third party without the prior written consent of Buyer; provided, however. Buyer may assign or transfer this Agreement prior to Closing without the prior written consent of Seller. All of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

15.7       Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by email in so-called “PDF” format shall be legal and binding and shall have the same full force and effect as if an original of this Agreement had been delivered.

15.8       Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

15.9       Time of the Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.10     Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

15.11     Personal Liability. No employee, member, manager, officer, director, trustee, partner or affiliate of any party, or any investment manager or other agent of either party, shall be personally liable or responsible for any duties, obligations or liabilities of such party hereunder or in any other connection with the Property or this transaction.

15.12     Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

24

15.13     Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

15.14     Exhibits. Each of the exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

15.15     Confidentiality. Each of Buyer and Seller agree to keep confidential any of the documents, materials and information delivered or disclosed to it by the other party or otherwise generated in connection with the Property or the transaction contemplated herein, including without limitation, the Purchase Price. Prior to Closing, neither party shall issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the other party. Notwithstanding the foregoing, both Buyer and Seller shall be permitted to make such disclosures as are necessary or appropriate to effectuate the transaction, including disclosures and deliveries to the parties' attorneys, accountants, consultants, partners, clients, investors, lenders or other similar parties involved in the transaction, as well as to the extent required by applicable law, including the securities laws and laws relating to financial reporting.

15.16     Survival. The terms of this Section 15 shall survive the Closing and/or termination of this Agreement.

[Signature Page Follows]

25

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signature.

BUYER:	IVP OH Properties, LLC,
a Delaware limited liability company

	By.	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	President
	Date:	September 29, 2022

SELLER:	Pony Expressions Enterprises, Ltd.,
an Ohio limited liability company

By:
	Name:	Bradley D. Luckenbill, DVM
	Title:	Member
Date:

[Signature Page - Real Estate Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signature.

BUYER:	IVP OH Properties, LLC,
a Delaware limited liability company

By:
	Name:	Kimball Carr
	Title:	President
Date:

SELLER;	Pony Expressions Enterprises, Ltd.,
an Ohio limited liability company

	By:	/s/ Bradley D. Luckenbill, DVM
	Name:	Bradley D. Luckenbill, DVM
	Title:	Member
	Date:	29 Sept 2022

[Signature Page - Real Estate Purchase and Sale Agreement]

ACKNOWLEDGEMENT OF ESCROW AGENT

A fully executed copy of this Real Estate Purchase and Sale Agreement has been received by Escrow Agent this____day of___________, 2022, and by its below signature Escrow Agent covenants and agrees to be bound by the terms of this Agreement to the extent applicable to Escrow Agent.

Escrow Agent”

Fidelity National Title Insurance Company

By:
Name:
Title:

[Escrow Agent Acknowledgment - Real Estate Purchase and Sale Agreement]

EXHIBIT A

PROPERTY DESCRIPTION

See attached.

A-1

EXHIBIT "A"

Legal Description

Situated in the Township of Xenia, County of Greene, State of Ohio, part of Military Survey No. 2264, bounded and described as follows:

TRACT I:

Beginning at an iron stake in the center of the Lower Bellbrook Pike corner to G.W. Smith, from which a stone North of the said pike corner to Charles McPherson and said Smith bears North 69 degrees 50 minutes West 2.84 poles; thence with said pike North 61 degrees 50 minutes East 13.08 poles to an iron stake in the center of said pike at a turn thereof; thence North 41 degrees, 20 minutes East 14 poles to an iron stake in said pike in the line of said Smith and corner to Allen & Nunemaker, thence South 43 degrees 55 minutes East 52.64 poles to a post corner to said Allen & Nunemaker in the North line of the P.C.C. & St. L.R.R. right of way and in the North line of the aforesaid McPherson; thence with his line, North 69 degrees, 50 minutes West 61.16 poles to the place of beginning, containing 4.17 acres of land, be it the same more or less. Being part of the 113.38 acre tract of land conveyed to John B. Allen by Erastus Bonner by deed dated March 3rd, 1866, and recorded in Vol. 44, Page 595, Greene County Deed Records.

TRACT II:

Also the following real estate situate in the County of Greene, and State of Ohio, and bounded and described as follows, to-wit: Being a part of Survey No. 3576 in the name of Lewis Booker originally for 475 acres, and Survey No. 2263 in the name of Jacob Brown, originally for 950 acres, beginning at a stone in the line of Archibald Campbell's Survey No. 2264 and in the line of Erastus Bonner, corner also to the heirs of Alexander Weir, from which the northerly part of a three forked white oak bears South 22 1/2 degrees East 12 links and an elm cut down, bears North 74 degrees East 10 links; thence with the line of said Weir’s heirs South 53 degrees 15 minutes West 64 poles to a stone in the edge of the Xenia and Bellbrook Road from which a stone on the East side of said road bears South 42 degrees East 25 links; thence South 42 degrees East 54.05 poles to a stone in the line of Stith Bonner; thence with his line North 37 degrees 45 minutes East 85.3 poles to a stone corner to said Bonner in the original line of said Campbell's Survey No. 2264; thence with said line North 73 1/2 degrees West 38.7 poles to the place of beginning. Containing by survey 20.37 acres, be the same more or less.

TRACT III:

Being part of Military Survey No. 2263, beginning at a stone at the Northeast corner of the above described tract, and in the line of John C. Allen and running thence with the line of said Allen South 73 degrees 45 minutes East 27.2 poles to a stake in the center of the Little Miami Railroad; thence with the center of said Railroad South 39 degrees 30 minutes West 80.56 poles to a stake in the center of said Railroad and corner to Kezra L. Baker; thence with his line North 52 degrees West 23 poles to a stone in the line of the above described tract; thence with said line North 37 degrees 45 minutes East 71.32 poles to the beginning, containing 11.46 acres.

Also the right and privilege of the said William McPherson in and to an outlet from the north line of Kezra L. Baker to the Bellbrook and Xenia Pike more particularly described as follows: Beginning at the Southwest corner of the above described tract and in the line of said Baker and running thence with the line of said first tract North 40 degrees 45 minutes West 54.6 poles to the center of the said Pike; thence with the center of said pike westwardly 20 feet to a stake; thence parallel with the first described line South 40 degrees 45 minutes West 54.7 poles to a stake in the line of said Kezra L. Baker; thence with his line 20 feet to the place of beginning.

TRACT IV:

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 3	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT "A"

Legal Description

Being a part of Military Survey No. 2263 and beginning at a stone at Southwest corner of the premises and in the original line of Mary Davis land and running thence; with her line, North 34 degrees East 39.52 rods to a stone; thence North 38 degrees 30 minutes East and parallel with the line of Wm. McPherson 15.60 rods to a stone; thence South 57 degrees 31 minutes East 21.60 rods to a point in the center of the Little Miami Railroad Tract; thence with the center of said tract South 40 degrees 45 minutes West 56 rods to a point in the center of said tract corner to said Mary Davis; thence with her line North 49 degrees 30 minutes West 8.24 rods to the place of beginning, containing seven acres.

TRACT V:

Also an outlet to said premises beginning at a stone corner to the land of Wm. McPherson and running thence with his line North 40 3/4 degrees West 56.60 rods to a point in the center of the Xenia and Bellbrook Pike also corner to Wm. McPherson; thence with the center of said pike Westwardly 20 feet to a stake; thence parallel with McPherson's line South 40 3/4 degrees East 54.9 rods to a stone 3 1/2 feet West of the corner of said third tract; thence North 34 1/2 degrees East 3 1/2 feet to a stone; thence South 35 degrees 30 minutes East 1.4 rods to a stake; thence No. 55 1/2 degrees West 1.4 rods to McPherson's corner and place of beginning, containing 35/100 of an acre.

TRACT VI;

Being part of Survey No. 2263. Being a strip of land adjoining said seven acre tract, beginning at a stone corner Kezra Baker and running thence with her line South 38 degrees 30 minutes West 15.6 poles to a stake corner to said Baker; thence again with her line North 50 degrees 30 minutes West 1.4 poles to a stake comer also to said Baker at the end of the land of the aforesaid fourth tract; thence North 34 degrees 30 minutes East 16 1/2 feet to a stake and S.W. corner to Wm. McPherson; thence North 52 degrees East 1.4 poles to the beginning containing 12/100 of an acre.

The said six tracts containing in the aggregate a total of 43.47 acres of land more or less, and being the same premises conveyed to Frank Z. Hess and Bertha E. Hess by deed dated October 17, 1949, and of record in Vol. 212, Page 412, Greene County, Ohio records.

EXCEPTING THE FOLLOWING DESCRIBED PREMISES:

Situate in the Township of Xenia, County of Greene, State of Ohio and being part of Military Survey No. 2263 and part of Military Survey No. 3576 described as follows:

Beginning at an iron pin in Lower Bellbrook Road at the Southwest corner of the lands conveyed to Kempster Harrison Smart and Evelyn Helen Smart as recorded in Deed Volume 246, Page 494 in the Deed Records of Greene County, Ohio; thence South 42 degrees East with the Southerly line of the said Smart lands and with the Northerly line of Eric A. Haselau for a distance of 892.68 feet to an iron pin in the Westerly line of Tract No. 4 as described in the said Smart Deed; thence South 33 degrees 33 minutes West with the Westerly line of said Tract No. 4 for a distance of 651.42 feet to a stone at the Southwest corner thereof; thence South 50 degrees 05 minutes East with the South line of said Tract No. 4 for a distance of 268.34 feet to a stone in the westerly right-of-way line of the P.C.C. and St. L. R.R.; thence North 39 degrees 40 minutes East with the Westerly right-of-way line of the P.C.C. and St. L.R.R. for a distance of 720.54 feet to an iron pin; thence North 42 degrees West for a distance of 1204.89 feet to an iron pin in Lower Bellbrook Road; thence South 53 degrees 28 minutes West with Lower Bellbrook Road for a distance of 120.50 feet to the place of beginning containing 7.674 acres more or less.

ALSO EXCEPTING THE FOLLOWING DESCRIBED PREMISES:

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 4	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT "A"

Legal Description

Situate in the Township of Xenia, County of Greene, State of Ohio and being a part of Military Survey No. 2263 and part of Military Survey No. 3576 described as follows:

Beginning at an iron pin in Lower, Bellbrook Road North 53 degrees 28 minutes East a distance of 120.50 feet from the Southwest corner of lands conveyed to Kempster Harrison Smart and Evelyn Helen Smart as recorded in Deed Volume 246, Page 494 in the Deed Records of Greene County, Ohio, said beginning point being the Northwest corner of a 7.674 acre tract conveyed to Theodore C. and Clarice A. Smart as recorded in Deed Volume 393, Page 185 in the Deed Records of Greene County, Ohio: thence North 53 degrees 28 minutes East with Lower Bellbrook Road 223.01 feet to an iron pin; thence South 42 degrees 00 minutes East 1151.13 feet to an iron pin in the West right-of-way line of the P.C.C. & St. L Railroad; thence South 39 degrees 40 minutes West with the West right-of way line of the P.C.C. & St. L Railroad 224.37 feet to an iron pin at the Northeast corner of the said 7.674 acre tract; thence North 42 degrees 00 minutes West with the North line of said 7.674 acre tract 1204.89 feet to the place of beginning, containing 6.004 acres.

The above described tract is a part of the lands conveyed to Kempster Harrison Smart and Evelyn Helen Smart as recorded in Deed Volume 246, Page 494 Greene County, Ohio Deed Records.

Subject to area contained in the abandoned railroad right of way that was previously conveyed to the City of Xenia.

LESS AND EXCEPTING FROM THE FOLLOWING:

The following described Real Estate, situate in the Township of Xenia, County of Greene and State of Ohio, being a part of Military Survey No. 2263 and 2264, also being a part of 4.17 Acre Tract, the remaining part of a 11.46 Acre Tract and the remaining part of a 20.37 Acre Tract in the name of Pony Expressions Enterprises, LTD as recorded in Volume 968, Page 747 of the Official Records of Greene County, Ohio; and being further bounded and described as follows:

Commencing at a spike (found) at the intersection of the centerline of Lower Bellbrook Road and the centerline of Berkshire Drive and thence with the centerline of Lower Bellbrook Road, South 41 Degrees 02 Minutes 27 Seconds West, a distance of 309.78 feet to a P.K. nail (found) at the northwest corner of the said 4.17 Acre Tract, THE TRUE POINT OF BEGINNING, said corner also being the southwest corner of 22.179 Acre Tract in the name of the City of Xenia as recorded in Volume 968, Page 747 of the said Official Records;

Thence with the northerly line of the said 4.17 Acre Tract, South 43 Degrees 46 Minutes 40 Seconds East, a distance of 867.32 feet to a concrete post (found) at the southeast corner of said 4.17 Acre Tract, said corner being in the northerly line of the said 11.46 Acre Tract and also being in the westerly right of way line of the bike path (formerly the P.C.C. and St L, Railroad right of way) and now known as a 8.395 Acre Tract in the name of the City of Xenia as recorded in Deed Book 541, Page 690 of the said Deed Records, passing an iron pin (found) at 25.09 feet;

Thence with the easterly line of the remaining part of the said 11.46 Acre Tract and also being the westerly right of way line of the said bike path, South 43 Degrees 42 Minutes 56 Seconds West, a distance of 252.74 feet to an iron pin (set);

Thence with a new division line of the remaining part of the said 11.46 Acre Tract, the remaining part of the said 20.37 Acre Tract and the said 4.17 Acre Tract, North 43 Degrees 40 Minutes 40 Seconds West, a distance of 866.46 feet to an iron pin (set) in the westerly line of the said 4.17 Acre Tract and also being a line in Lower Bellbrook Road, passing an iron pin (set) at 840.46 feet;

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 5	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT "A"

Legal Description

Thence with the westerly line of the said 4.17 Acre Tract and also being a line in the Lower Bellbrook Road along the following two courses:

North 62 Degrees 07 Minutes 05 Seconds East, a distance of 23.11 feet to an iron pin (set),

North 41 Degrees 41 Minutes 29 Seconds East, a distance of 231.00 feet to the POINT OF BEGINNING:

This described Tract contains 5.004 Acres be it the same, more or less as surveyed by Kline Engineering Inc., (per: Michael L. Smith, Licensed Surveyor Ohio No. 16590) in December 2000, being 0.150 Acres in the right of way of Lower Bellbrook Road.

The herein described 5.004 Acre Tract is comprised of part of the following Three Tracts: 3.444 Acres of the said 4.17 Acre Tract, 1.441 acres of the remaining part of the said 11.46 Acre Tract and 0.119 Acres of the remaining part of the said 20.37 Acre Tract.

This described 5.004 Acre Tract is to be known and conveyed as a part adjoining 20.179 Acre Tract (ORG.C. Vol. 968, Page 747) and shall not create an independent building, site.

The basis of bearings is referenced to the southwesterly line North 43 Degrees 46 Minutes 40 Seconds West, a distance of 867.32 feet as filed in Greene County Surveyor’s Records No. 30, Page 257.

LESS AND EXCEPTING FROM THE FOLLOWING:

The following described Real Estate, situate in the Township of Xenia, County of Greene and State of Ohio; being a part of Military Survey No. 2263 and 2264; also being a part of a 4.17 Acre Tract, Pony remaining part of a 11.46 Acre Tract and the remaining part of a 20.37 Acre Tract in the name of Pony Expressions Enterprises, LTD as recorded in Volume 968, Page 747 of the Official Records of Greene County. Ohio; and being further bounded and described as follows;

Commencing at a spike (found) at the intersection of the centerline of Lower Bellbrook Road and the centerline of Berkshire Drive and thence with the centerline of Lower Bellbrook Road, South 41 Degrees 02 Minutes 27 Seconds West, a distance of 309.78 feet to a pk nail (found) at the northwest corner of the said 4.17 Acre Tract, and thence continuing with the said centerline of Lower Bellbrook Road and the westerly line of the said 4.17 Acre Tract, South 41 Degrees 41 Minutes 29 Seconds West, a distance of 231.00 feet to an iron pin (set) and South 62 Degrees 07 Minutes 05 Seconds West, a distance of 23.11 feet to an iron pin (set), THE TRUE POINT OF BEGINNING,

Thence with a new division line of the said 4.17 Acre Tract and becoming a new division line of the said remaining part of a 20.37 Acre Tract and the said remaining part of a 14.46 Acre Tract, South 43 Degrees 46 Minutes 40 Seconds East, a distance of 865.46 feet to an ion pin (set) in the easterly line of the remaining part of the said 11.46 Acre Tract and also being in the westerly right of way line of the bike path (formerly the P.C.C. and St. L. Railroad right of way) and now known as a 8.395 Acre Tract in the name of the City of Xenia 28 recorded in Deed Book 541, Page 690 of the said Deed Records, passing an iron pin (set) at 26.00 feet;

Thence with the easterly line of the said remaining part of a 11.46 Acre Tract and also being the westerly line of the said bike path, South 43 Degrees 42 Minutes 56 Seconds West, a distance of 699.60 feet 10 an iron pin (set),

Thence with the new division line of the said remaining part of a 11.46 Acre Tract and becoming the division line of the said remaining part of a 20.37 Acre Tract, North 33 Degrees 21 Minutes 15 Seconds West, a distance of 1066.61 feet to a magnail (set) in the westerly line of the said 20.37 Acre Tract and also being a line in Lower Bellbrook Road, passing an iron pin (set) at 1032.51 feet;

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 6	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT "A"

Legal Description

Thence with the northwesterly line of the said remaining part of a 20.37 Acre Tract and being a line in Lower Bellbrook Road, North 56 Degrees 57 Minutes 59 Seconds East, a distance of 305.82 feet to an iron pin (set) at an angle point in the said remaining part of a 20.37 Acre Tract;

Thence continuing with the northwesterly line of the said remaining part of a 20.37 Acre Tract and being in Lower Bellbrook Road, South 69 Degrees 31 Minutes 40 Seconds East, a distance of 46.86 feet to a magnail (set) at the southwest corner of the said 4.17 Acre Tract and being in the centerline of Lower Bellbrook Road;

Thence with the northwesterly line of the said 4.17 Acre Tract and also being a line in the Lower Bellbrook Road, North 62 Degrees 07 Minutes 05 Seconds East, a distance of 192.49 feet to THE POINT OF BEGINNING.

This described Tract contains 13.495 Acres be it the same, more or less as Surveyed by Kline Engineering Inc., (per: Michael L. Smith, Licensed Surveyor Ohio #6590) in November 2000, being 0.467 Acres in the right of way of Lower Bellbrook Road.

The premises have been more recently described as follows:

Situate in V.M.S. # 2263 & 3576, Xenia Township, Greene County, Ohio and being all of the lands of Pony Expressions Enterprises, Ltd., as recorded in OR VOL 968, PG 747, of the Greene County Deed Records on file in Xenia, Ohio, and being more particularly described as follows:

Beginning at a point in the center line of Lower Bellbrook Road, at the Southwest corner of Sterling Green, Section One-B, as recorded in P.C. 30, PG 307A-309B;

Thence, along the southerly line of said Sterling Green, Section One-B, and the centerline of Lower Bellbrook Road, North 56°51 ’56” East, a distance of 286.47 feet, to a set mag nail on the Northwesterly corner of a 13.495 acre tract of land in the name of Mt. Holly Farms, Inc. as recorded in VOL 968, PG 747, and further shown on S/R 32, PG 17B;

Thence along the westerly line of said Mt. Holly Farms Lands South 33°27’13” East, a distance of 1,066.61 feet to a found 5/8 iron pin “Kline” on a northerly line of an 8.395 acre tract of land in the name of the City of Xenia (formerly P.C.C. & St. L R/R) as recorded in DB 541, PG 690, further shown on S/R 24, PTG 107, passing a found 5/8” iron pin “Kline” in the southerly right-of-way line of Lower Bellbrook Rd., at 34.10 feet;

Thence along the northerly line of said City of Xenia Lands, South 43°36’58” West, a distance of 354.62 feet to a found 5/8” iron pin (no cap) on the southeasterly corner of a 6.004 acre tract in the name of Laura M. Smith, as recorded in OR VOL 200, PG 97, further shown on S/R 13, PG 472;

Thence along the easterly line of said Smith Lands, North 38°02’46” West, a distance of 1,152.10 feet to a magnail set in the centerline of the aforementioned Lower Bellbrook Road, passing a set iron pin and cap on the said southerly right-of-way line of Lower Bellbrook Road at 1,136.36 feet;

Thence along the centerline of Lower Bellbrook Road, North 56°51’56” East, a distance of 151.41 feet, to the true point of beginning. Containing - 10.0009 total acres of land (0.2497 acre within R/W) subject to all easements, encumbrances, rights, reservations and restrictions that may affect the subject parcel.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 7	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT "A"

Legal Description

North and bearing system based upon the Ohio State Plane Coordinate System, South Zone, NAD83(18) and The Ohio Department of Transportation V.R.S. Network and a field survey conducted by B A Land Professionals dated 06/16/2022 under my direct supervision.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule 8, Part 1-Requirements; Schedule B, Part 11-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.

The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016) - OH (06/01/2017)		Printed: 09.16.22 @ 01:42 PM
	Page 8	OH-CT-FXHA-02100.450014-SPS-1-22-38220320

EXHIBIT B

LIENS AND ENCUMBRANCES

None.

B-1

EXHIBIT C

SERVICE CONTRACTS

None.

C-1